News Release
                KANSAS CITY, MO - May 9, 2000


            INTERSTATE BAKERIES CORPORATION DECLARES
      DIVIDEND DISTRIBUTION OF PREFERRED STOCK PURCHASE RIGHTS


The board of directors of Interstate Bakeries Corporation
("IBC") (NYSE:IBC) today declared a dividend distribution of one Preferred Stock Purchase Right on each outstanding share of IBC common stock.

Charles A. Sullivan, Chief Executive Officer of Interstate
Bakeries Corporation, stated: "The Rights are designed to assure that all of IBC's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of IBC without paying all shareholders a more equitable value."

The Rights will be exercisable only if a person or group acquires 15% or more of IBC's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the board of directors may exchange the Rights (other than Rights owned by that person or group), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of a newly designated series of preferred share, per Right.

The Rights are intended to enable all IBC shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting takeover. The dividend distribution will be made on May 26, 2000, payable to shareholders of record on that date. The Rights will expire on May 25, 2010. The Rights distribution is not taxable to shareholders.

This Rights plan is intended to provide the same protection as the Rights plan implemented in September 1999 and subsequently redeemed in February 2000.

The board also announced the continuation of its program to purchase common shares in open market or negotiated transactions, by authorizing additional shares, with the timing and terms of the purchases to be determined by management based on market conditions. This brings the total to 7,500,000 shares available under the stock repurchase program.

Interstate Bakeries Corporation is the nation's largest wholesale baking company with 67 bread and cake bakeries located in strategic markets from coast-to-coast. The
Company is headquartered in Kansas City, Missouri.

For information on the Company, please contact:

Ray Sandy Sutton, Vice President, Secretary & General Counsel
Frank W. Coffey, Senior Vice President & Chief Financial Officer
Interstate Bakeries Corporation
12 East Armour Boulevard
Kansas City, Missouri 64111
(816) 502-4000